Exhibit (c)(1)

Presentation to the Special Committee of the Board of Directors of: AeroGrow INTERNATIONAL, INC. November 10, 2020 STIFEL

Disclaimer General Information and Limitations This presentation (this “Presentation”) has been prepared by Stifel, Nicolaus & Company, Incorporated (“Stifel” or “we”) for the exclusive use of the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of AeroGrow International, Inc., a Nevada corporation (the “Company”) in connection with Stifel’s presentation to the Special Committee at a meeting to be held on November 10, 2020. The Special Committee has advised Stifel that the Company is considering entering into an Agreement and Plan of Merger (the “Merger Agreement”) with SMG Growing Media, Inc., an Ohio corporation (“Parent”), and AGI Acquisition Sub, Inc., a Nevada corporation and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, among other things, (i) Merger Sub will be merged with and into the Company with the Company continuing as the surviving corporation, and (ii) each issued and outstanding share of Common Stock, par value $0.001 per share, of the Company (the “Company Common Stock”) (such shares, excluding Dissenting Shares (as defined in the Merger Agreement) and shares of the Company Common Stock held in the treasury of the Company or owned by Parent, the “Shares”) will be converted into the right to receive $3.00 in cash (the “Merger Consideration”), on terms and conditions more fully set forth in the Merger Agreement (the “Merger”). This Presentation has been prepared further to Stifel’s rendering of an opinion (the “Opinion”) to the Special Committee as to the fairness, from a financial point of view, as of the date of the Opinion, to the holders of the Shares of the Merger Consideration to be received by such holders from Parent in the Merger pursuant to the Merger Agreement. This Presentation is being made to the Special Committee in support of our written Opinion, but this Presentation does not constitute our Opinion and is provided for informational purposes only. Our Opinion is limited to the terms of our written opinion letter. This Presentation summarizes the financial analyses we employed in reaching our Opinion, and is qualified in its entirety by the written Opinion delivered to the Special Committee, including the assumptions and qualifications contained therein. This Presentation contains information obtained from publicly available sources and from materials provided to Stifel by the Company. In rendering our Opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all of the financial and other information that was provided to Stifel by or on behalf of the Company, or that was otherwise reviewed by Stifel, and have not assumed any responsibility for independently verifying any of such information. With respect to the financial forecasts supplied to us by the Company, we have assumed, at the direction of the Company, that they were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the management of the Company as to the future operating and financial performance of the Company and that they provided a reasonable basis upon which we could form our Opinion. Such forecasts and projections were not prepared with the expectation of public disclosure. All such projected financial information is based on numerous variables and assumptions that are inherently uncertain, including, without limitation, factors related to general economic and competitive conditions and, in particular, assumptions regarding the widespread disruption, extraordinary uncertainty and unusual volatility arising from the effects of the COVID-19 pandemic, including the effect of evolving governmental interventions and non- interventions. Accordingly, actual results could vary significantly from those set forth in such projected financial information. Among other things, such projected financial information assumes that the ongoing COVID-19 pandemic will have a favorable impact on the Company. Stifel has relied on this projected financial information without independent verification or analyses and does not in any respect assume any responsibility for the accuracy or completeness thereof. We believe that our analysis should be considered as a whole, and that selecting portions of our analysis and the factors we considered, without considering all analyses and factors, could be misleading. The preparation of a fairness opinion is a complex process and, as a result, fairness opinions are not necessarily susceptible to partial analysis or summary description. In our analysis we made numerous assumptions where necessary with respect to industry performance, general business or economic conditions, many of which are beyond the control of the Company. Stifel did not attribute any particular weight to any single analysis or factor. The Presentation and the information contained herein have been prepared solely for the Special Committee and may not be used by any other person without the express prior written consent of Stifel. Any party receiving this Presentation (other than the Special Committee) is not authorized to rely on this Presentation for any purpose. The Company acknowledges that it shall not disclose to any person the existence of this Presentation or the Opinion, any view expressed by Stifel in connection herewith (in writing or otherwise) or any portion hereof or thereof, or Stifel’s engagement, without Stifel’s express prior written consent. This Presentation and the Opinion, and the materials and financial models used by Stifel in preparing this Presentation and the Opinion, have been developed by and are proprietary to Stifel and are protected under applicable copyright laws. Not in limitation of any of the foregoing, any recipient thereof, by virtue of such receipt, agrees that it will not reproduce, distribute or make publicly available all or any portion of the Opinion, this Presentation or such models or other materials contained therein without the prior written consent of Stifel. STIFEL 2

Disclaimer Stifel Disclosures Stifel has acted exclusively for the Special Committee in rendering the Opinion and will receive a fee from the Company for our services. In addition, the Company has agreed to indemnify Stifel for certain liabilities arising out of our engagement. Our Opinion and this Presentation are necessarily based upon economic, market, financial and other conditions and circumstances as they exist on, and on the information made available to us as of, the date of the Opinion and this Presentation, respectively. It should be understood that, although subsequent developments may affect the Opinion or the analyses or information set forth in this Presentation, we do not have any obligation to update, revise or reaffirm our Opinion or this Presentation. A portion of Stifel’s fee is payable upon the rendering of the Opinion, which is not contingent upon successful consummation of the Transaction. Stifel is not opining on the fairness of the amount or nature of the compensation to the Company’s officers, directors or employees relative to any compensation to the common stockholders of the Company or any other party to the Transaction. In conducting our review and arriving at the Opinion, Stifel has relied upon the accuracy and completeness of all financial and other information provided to us or publicly available and Stifel has not independently verified the accuracy or completeness of any such information or assumed any responsibility or liability for such verification, accuracy or completeness. The issuance of the Opinion has been approved by our Fairness Opinion Committee. Stifel may seek to provide investment banking or financial advisory services to the Company or Parent in the future, for which Stifel would seek customary compensation. In the ordinary course of business, Stifel and its affiliates and their respective clients may transact in the securities of the Company and Parent, and may at any time hold a long or short position in such securities. STIFEL 3

Table of Contents I. Introduction II. Market Check Process III. Valuation STIFEL

I. Introduction STIFEL

Introduction Situation Overview & Company Background AeroGrow International, Inc. (“AeroGrow” or the “Company”), founded in 2002 and headquartered in Boulder, Colorado, is the global leader in the rapidly growing indoor countertop garden category Products are sold primary direct to consumer through the Company’s own website and Amazon, with additional sales generated through specialty and mass retail AeroGrow’s stock began trading publicly on January 8, 2007 AeroGrow is publicly traded (OTCPK: AERO), and The Scotts Miracle-Gro Company (“Scotts” or “SMG”) owns a 80.5% stake in the Company and controls the Board (holds three of five seats) Scotts’ initial investment in the Company was a $4 million convertible stock purchase (with warrants) in April 2013, which was accompanied by a IP purchase and several operational agreements which are outlined later in this presentation On March 2, 2020, Scotts filed a Schedule 13D (“13D”) stating that it had “concerns regarding the complexity of the AeroGrow’s operating model and ownership structure, and the costs that AeroGrow incurs as a result of these complexities” Scotts recommended a range of operational adjustments for consideration by the AeroGrow board that would effectively outsource most of AeroGrow’s operations to Scotts In conjunction with the operational shift, Scotts recommended AeroGrow consummate a reverse stock split that would reduce the number of record stockholders to a number that would cause the Common Stock to “go dark” In response to the Scotts 13D, the Company formed a Special Committee of the Board of Directors (“Special Committee”) that is comprised of AeroGrow’s two independent board members to opine on the Scotts proposal on behalf of the Company’s minority shareholders The Special Committee then engaged Stifel on May 20, 2020 to conduct a strategic alternatives / market check (“market check”) review and to, in parallel, review and evaluate transaction proposal(s) made by Scotts Stifel performed a broad market check in July and August 2020 and continued discussions with Scotts about potential improvements to its proposal Market check resulted in four preliminary indications of interest (“IOIs”) that ranged in value from $1.98 - $3.32 per share; however, the highest offer would have required buying out Scotts existing commercial arrangements at a yet to be determined value (valuation analysis included in appendix) causing a reduction in per share price Scotts then submitted an offer to acquire all of the common shares of AeroGrow it does not already own at a price of $1.75 per share on August 18, 2020, which was verbally rejected by the Special Committee The process culminated upon the signing of a Letter of Intent (“LOI”) between Scotts and AeroGrow on October 1, 2020 whereby Scotts revised its offer to $3.00 per share STIFEL 6

Introduction

AeroGrow / Scotts History

A — April 22, 2013
Entered Securities Purchase Agreement with Scotts
- For $4 million, Scotts acquired 2,649,007 shares of Series B Convertible Preferred Stock and a warrant to purchase shares of common stock
- Scotts paid an additional $500k for the IP and entered into the following agreements with AeroGrow:
  - Intellectual Property Sale
  - Technology Licensing
  - Brand Licensing
  - Supply Chain Management

B — First six months of Fiscal 2014
Cobranded products with the Miracle-Gro AeroGarden trade name

C — July 2014
Term loan of $4.5mm from Scotts
- Use of proceeds: working capital and inventory acquisition
- 10% interest per year
- ***Expired: April 2015***

D — July 2015
Term loan of $6mm from Scotts
- Use of proceeds: working capital and inventory acquisition
- 10% interest per year
- ***Expired: April 2016***

E — July 2016
Term loan of $6mm from Scotts
- Use of proceeds: working capital and inventory acquisition
- 10% interest per year
- ***Expired: April 2017***

F — November 29, 2016
Scotts fully exercised the Warrant
- As a result, Scotts owns approximately 80% of AeroGrow's outstanding common stock
- The Convertible Preferred Stock was converted to common stock

G — September 2017
Term loan of $2mm from Scotts
- Use of proceeds: working capital and inventory acquisition
- 10% interest paid quarterly
- ***Expired: March 2018***

H — During the year ended March 31, 2018
- Sold product to Scotts for ~$877,000
- Paid Scotts $61,000 for warehouse charges to fulfill orders

I — July 2018
Term loan of $6mm from Scotts
- Use of proceeds: working capital and inventory acquisition
- 10% interest paid quarterly
- ***Expired: March 2019***

J — During the year ended March 31, 2019
- Sold $5,000 of products to Scotts
- Paid Scotts $176,000 for D&O insurance, use of equipment purchased by Scotts and consulting expertise

K — June 20, 2019
Term loan of $10mm from Scotts
- Use of proceeds: working capital to support growth
- 10% interest paid quarterly
- ***Expired: March 2020***

June 20, 2019
Term loan of $1.5mm from Scotts
- Use of proceeds: real estate lease obligations
- 10% interest paid quarterly
- ***Expires: March 2022***

L — March 2, 2020
Scotts filed a 13D with recommendation to outsource AeroGrow operations to Scotts and "go dark"

M — May 20, 2020
Stifel engaged as the financial advisor to the Special Committee (announced by AeroGrow June 23, 2020)

N — May 29, 2020
Scotts sent AeroGrow a proposal to outsource AeroGrow operations to Scotts and pay an ongoing sales royalty to the Company (no Scotts payment to shareholders at close)

O — July 28, 2020
Scotts sent a letter to Stifel requesting a meeting to discuss the market check process and to discuss whether they would be a buyer or seller

P — August 18, 2020
Scotts filed a 13D with an offer to buy remaining shares of the Company for $1.75 per share

Q — October 5, 2020
After further negotiation with the Special Committee, Scotts filed a 13D with a signed LOI to acquire the remaining shares of the Company for $3.00 per share

Key
- Stock Purchase-Related
- Financial
- Term Loan

Source: Company filings.

7

STIFEL

Introduction AeroGrow / Scotts History Stock Chart $12.00 $10.00 $8.00 $6.00 $4.00 $2.00 $0.00 A B C D E F G H I J K L M N O P Q Jan ’13 Jan ’14 Jan ’15 Jan ’16 Jan ’17 Jan ’18 Jan ’19 Jan ’20 Source: Factset as of 11/9/20. STIFEL 8

Introduction

AeroGrow Financial Overview

($ in millions, except per share values)

Summary Operating Data [(1)]

($ in millions)	Historical				Estimated	Projected	
FYE March 31,	2018A	2019A	2020A	LTM Sep-2020	2021E	2022P	2023P
Gross Revenue	**$40.8**	**$46.1**	**$46.9**	**$71.2**	**$92.0**	**$133.6**	**$188.2**
% Growth	*49.7%*	*12.9%*	*1.7%*	*80.6%*	*96.2%*	*45.3%*	*40.9%*
Net Revenue	**$32.3**	**$34.4**	**$39.2**	**$61.0**	**$78.4**	**$114.3**	**$161.8**
% Growth	*36.8%*	*6.4%*	*14.1%*	*97.2%*	*99.8%*	*45.9%*	*41.6%*
Gross Profit	**$10.7**	**$12.0**	**$14.0**	**$24.4**	**$30.7**	**$44.5**	**$63.4**
% Net Revenue	*33.1%*	*34.8%*	*35.8%*	*39.9%*	*39.2%*	*38.9%*	*39.2%*
Adj. EBITDA	**($0.0)**	**$0.5**	**$1.1**	**$7.6**	**$9.5**	**$15.3**	**$25.5**
% Net Revenue	*(0.1%)*	*1.5%*	*2.7%*	*12.4%*	*12.1%*	*13.4%*	*15.8%*

Net Revenue Segmentation by Channel



10%
23%
42%
25%
10%
20%
47%
24%
9%
14%
43%
34%
2%
19%
7%
32%
40%
14%
14%
9%
27%
36%
23%
11%
11%
23%
32%
FY 2018A
FY 2019A
FY 2020A
FY 2021E
FY 2022P
FY 2023P
AeroGarden.com
Amazon
Retail In-Store
Retail E-Commerce
Bloom

Capitalization Summary [(2)]

	Maturity	Rate	Value	LTM Sep-20 Adj. EBITDA Multiple	FY 2021E Adj. EBITDA Multiple
Cash and Equivalents			$3.8	0.5x	0.4x
Term Loan	Mar-22	10.0%	$2.9	0.4x	0.3x
Finance Lease			0.0	0.0x	0.0x
Total Debt			**$2.9**	**0.4x**	**0.3x**
Net Debt			**($0.9)**	**(0.1x)**	**(0.1x)**
Market Capitalization (11/9/20)		$2.75	$94.4	12.5x	9.9x
Total Enterprise Value			**$93.5**	**12.4x**	**9.8x**

Source: Company internal financials and public filings, management "base case" estimates/projections.
(1) LTM Sep-2020 and 2021E results include actuals through 9/30/20. LTM Sep-2020 EBITDA adjustments total $487k and include $386k of transaction costs, $237k of public company costs, $51k related to a one-time website security audit and ($188k) related to Scotts paying for an AeroGrow employee.
(2) Balance sheet metrics as of 9/30/20.

9
STIFEL

Introduction Summary of Scotts 13D Filings As beneficial owner of AeroGrow, Scotts has had a 13D on file with the SEC since its initial investment in 2013 Since March 2020, Scotts has filed a series of amendments to its 13D that have outlined its opinions regarding streamlining AeroGrow’s operations and ownership structure: March 2, 2020 Scotts disclosed that it had recommended, at the February 27, 2020 AeroGrow Board meeting, that AeroGrow implement a series of “operational adjustments” and a reverse stock split that would (i) significantly simplify AeroGrow’s organizational structure, (ii) reduce AeroGrow’s operating expenses and (iii) alleviate the burden of public company reporting requirements by effecting a delisting of its publicly-traded stock These recommendations led to the formation of the Special Committee, which subsequently engaged Stifel to advise on this proposal The Special Committee was tasked with advising on the feasibility of these operational adjustments July 31, 2020 Scotts disclosed that it had sent a letter to Stifel to request a meeting to discuss: The status of Stifel’s market check process Scotts’ interest in acting as a buyer vs. a seller of its 80.5% stake in AeroGrow and associated rights (i.e. IP) This disclosure was made in response to: The Special Committee’s verbal rejection of proposal from Scotts, dated May 29, 2020, that would (i) license back to Scotts all IP owned by AeroGrow and (ii) absorb AeroGrow’s operations into Scotts, in exchange for a 5% royalty, leaving AeroGrow as a public shell collecting this royalty Stifel’s market check process to assess third party interest in acquiring AeroGrow Continued appreciation in AeroGrow’s stock price August 18, 2020 Scotts disclosed that it had submitted an indication of interest to acquire the shares of AeroGrow it does not own for $1.75/share This valuation was predicated upon Scotts’ opinion of the value of the rights of AeroGrow (i.e. IP, licenses, etc.) that it owned This filing was made with limited prior disclosure to Stifel and the Special Committee about a public filing stating a $1.75/share valuation The closing share price of AeroGrow’s stock on this day was $5.74/share, having briefly traded above $6/share the day prior This filing led to AeroGrow’s share price to drop ~30% the following day AeroGrow issued a press release on August 19, 2020 confirming receipt and acknowledging the ongoing nature of the strategic review process October 2, 2020 Scotts disclosed that it had executed a non-binding LOI with AeroGrow to acquire the shares of AeroGrow it does not own for $3.00/share, with the transaction structured as a merger Coincidentally, the closing share price of AeroGrow’s stock on this day was $3.00/share STIFEL 10

Introduction AeroGrow Historical Stock Performance (2013 to 2016) Price $10.00 $9.00 $8.00 $7.00 $6.00 $5.00 $4.00 $3.00 $2.00 $1.00 $0.00 Jan-2013 May-2013 Sep-2013 Jan-2014 May-2014 Sep-2014 Jan-2015 May-2015 Sep-2015 Jan-2016 May-2016 Sep-2016 Volume 800,000 700,000 600,000 500,000 400,000 300,000 200,000 100,000 0 Key Stock Purchase-Related Term Loan received from Scotts April 22, 2013: Entered Securities Purchase Agreement with Scotts 2014: Cobranded products with Miracle-Gro November 29, 2016: Scotts fully exercised the warrant Source: Capital IQ as of 11/9/20. STIFEL 11

Introduction AeroGrow Historical Stock Performance (2017 to current) Price $10.00 $9.00 $8.00 $7.00 $6.00 $5.00 $4.00 $3.00 $2.00 $1.00 $0.00 Jan-2017 May-2017 Sep-2017 Jan-2018 May-2018 Sep-2018 Jan-2019 May-2019 Sep-2019 Jan-2020 May-2020 Sep-2020 Volume 800,000 700,000 600,000 500,000 400,000 300,000 200,000 100,000 0 Key Stock Purchase-Related Term Loan received from Scotts October 5, 2020: Scotts filed a 13D with a signed LOI to acquire the remaining shares of the Company for $3.00 per share August 19, 2020: AeroGrow press release stating the Special Committee will review the 13D August 18, 2020: Scotts filed revised 13D, offering a share price of $1.75 July 31, 2020: Scotts filed revised 13D June 23, 2020: Announces FY 2020 results, sales are tracking to 3x prior year levels, and that Stifel has been engaged as financial advisor to Special Committee May 20, 2020: Stifel hired as financial advisor March 26, 2020: Special Committee formed March 2, 2020: First 13D filed by Scotts Source: Capital IQ as of 11/9/20. STIFEL 12

Introduction

Summary of IP Ownership and Rights

AeroGrow IP Overview

- IP is divided into **Hydroponic IP** (general term), **Large Scale Product IP**, and collaborative **Lighting Product IP**
- Scotts owns:
  - All Hydroponic IP developed through April 2013
  - All Large Scale Product IP and Lighting Product IP developed through July 2019
- AeroGrow owns:
  - All Hydroponic IP developed since April 2013
  - All Large Scale Product IP and Lighting Product IP developed since July 2019
  - The AeroGarden and AeroGrow trademarks
- AeroGrow has licenses, all subject to a 2% net royalty on sales and terminable on certain conditions, to use:
  - Hydroponic IP in North America – *exclusive*
  - Large Scale Product IP in the Direct-to-Consumer ("DTC") channel – *exclusive*
  - Lighting Product IP in the DTC channel – *non-exclusive*
- AeroGrow has licenses, terminable on certain conditions, for Hydroponic IP in a number of international territories
- AeroGrow has a license, subject to a 5% royalty on net sales of seed pods / nutrients and terminable on certain conditions, to use the Scotts "MiracleGro" trademark

Expiration and Renewal Terms of Scotts Agreements

	Current Term Expiration	Renewal Rights of AeroGrow
IP License	March 31, 2023	At AeroGrow's option, consecutive additional 5 year terms by providing 6 months written notice
Trademark License	March 31, 2023	At AeroGrow's option, consecutive additional 5 year terms by providing 6 months written notice

13

STIFEL

~ Included herein for illustrative purposes only; this analysis was not used by Stifel in calculating its valuation of AeroGrow ~ II. Market Check Process STIFEL

~ Included herein for illustrative purposes only; this analysis was not used by Stifel in calculating its valuation of AeroGrow ~ Market Check Process Market Check Process Overview Stifel was engaged by the Special Committee on May 20, 2020 to conduct a strategic alternatives / market check (“market check”) review and to, in parallel, review and evaluate transaction proposal(s) made by Scotts Stifel and the Special Committee agreed upon a market check process that was comprised of a three-phase approach: Phase 1 (month of June): Preparation of marketing materials and market check outreach list (in consultation with management) Phase 2 (month of July): Formal market check outreach, solicitation of non-binding initial Indications of Interest (“IOI”) and planning for next steps of the process (early August) Anticipated Phase 3 (5-6 week period): Advanced due diligence and solicitation of second-round bids, with virtual management presentations, electronic data room access and detailed follow-up due diligence sessions Market check outreach was deliberately planned and executed as being broad and comprehensive to encompass all potential strategic buyers (domestic and global) and private equity firms that met defined strategic and financial criteria as capable acquirers Strategic buyer outreach was based on six primary buyer categories: Home Appliance Lawn & Garden Connected Home Food & Agriculture Retailers Cannabis The market check process was undertaken on an agreed and efficient timeline, without compromising the breadth or inclusiveness of the process STIFEL 15

~ Included herein for illustrative purposes only; this analysis was not used by Stifel in calculating its valuation of AeroGrow ~ Market Check Process Process Calendar May 2020 S M T W Th F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 June 2020 S M T W Th F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 July 2020 S M T W Th F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 August 2020 S M T W Th F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 31 September 2020 S M T W Th F S 1 2 3 4 5 6 7 8 9 10 11 12 13 14 15 16 17 18 19 20 21 22 23 24 25 26 27 28 29 30 Stifel Engaged Outreach and Buyer Diligence Extended IOI Due Date Market Check Preparation IOI Due Date AeroGrow Board Meeting with Stifel AeroGrow announces Stifel as financial advisors to SC Scotts 13D Filing Market Holiday STIFEL 16

~ Included herein for illustrative purposes only; this analysis was not used by Stifel in calculating its valuation of AeroGrow ~ Market Check Process Market Check Process Statistics Overview of Buyers Contacted Category U.S. International Total Home Appliance 22 21 43 Lawn & Garden 9 11 20 Connected Home 11 6 17 Food & Agriculture 12 1 13 Retailers 5 2 7 Cannabis 1 1 2 Total Strategics 60 42 102 Sponsors with Adjacent Portfolio Companies 14 1 15 Other Sponsors 185 20 205 Total Sponsors 199 21 220 Total Buyers 259 63 322 Marketing Process Statistics 350 300 250 200 150 100 50 0 322 102 220 Contacted 79 5 74 Signed NDA & Received CIM 15 4 11 Held Post-CIM Call 4 2 2 Submitted IOI (1) Sponsors Strategics (1) Note: Includes two verbal indications and 2 letters. STIFEL 17

~ Included herein for illustrative purposes only; this analysis was not used by Stifel in calculating its valuation of AeroGrow ~ Market Check Process Market Check Process Feedback Commonly-Cited Positive Feedback Unique product, market, and business model, experiencing very rapid and, now, profitable growth Proven, scalable and fast-growing recurring revenue model Proven and consistent innovation and market leadership Sizeable growth opportunity / revenue upside with significant domestic runway (underappreciated and under-recognized market), with international growth potential, including both new customer relationships and new products currently in development Responsive to multiple long-term consumer product trends Food security / safety At-home / year-round convenience Smart home / kitchen Health / “better-for-you” edibles DIY / recession-resistant attributes DTC business models increasingly well-positioned given short-term and longer-term trends Loyal customer base through AeroGarden.com, and data-centric insight into customer buying behavior Opportunity to accelerate growth with full and proper capitalization Commonly-Cited Concerns Concerns about sustainability of recent growth in a “post-COVID” environment Continued reliance on Scotts’ intellectual property, including key technology and trademarks Lower-than-expected profitability profile Transaction complexity, over an above normal public company transaction – recent and significant run-up in stock price and valuation, and increased complexity due to existing commercial relationship with Scotts Unclear if and why Scotts would be a seller Potential cannabis exposure Outsourced manufacturing model – manufacturing concentration in China and uncertainty about future trade relations Product concentration – some perceived concerns around marketing one product family today Channel concentration – limitations with direct-to-consumer sales model; potential for margin pressure through Amazon Projected growth reliant in some part on the success of Bloom – difficult to project STIFEL 18

~ Included herein for illustrative purposes only; this analysis was not used by Stifel in calculating its valuation of AeroGrow ~

Market Check Process

Summary of Initial Indications of Interest

			Verbal Indication	Verbal Indication
Group	Party B	Party A	Party C	Party D
Bid Received Date	July 31	July 30	August 10	August 10
Buyer Type	Financial	Financial	Strategic	Strategic
Enterprise Value	\$88 million - \$106 million / \$68 million - \$81 million (1)	\$50 million - \$75 million (2)	\$68.7 million - \$85.9 million	\$60 million - \$80 million
Currency	Cash	Cash + Earn-out	Stock (+ Potential Minority Cash)	Cash
Earn-out	No	\$25 million	No	No
Implied 12/31/20E EBITDA Multiple (3)	10.0x – 12.0x (1)	5.8x – 8.7x	8.0x – 10.0x	7.0x – 9.3x
Implied Per-Share Value (4)	\$2.80 - \$3.32 / \$2.21 - \$2.60 (1)	\$1.69 - \$2.42	\$2.24 - \$2.74	\$1.98 - \$2.56
Premium / (Discount) to 8/10/20 Share Price (5)	*(37.9%) - (26.2%) / (50.9%) - (42.2%)* (1)	*(62.5%) - (46.3%)*	*(50.3%) - (39.2%)*	*(56.0%) - (43.0%)*
Premium / (Discount) to 3/2/20 Share Price (6)	*108.7% - 147.8% / 64.7% - 94.2%* (1)	*26.1% - 80.4%*	*66.8% - 104.1%*	*47.8% - 91.3%*
IP	Bid is inclusive of IP ownership	Assumes existing commercial arrangements	Assumes existing commercial arrangements	Preference to own relevant IP
Third-Party Debt Financing	Yes	Yes	No	No
Amount of Debt	Modest, but not specifically stated	Approximately half of purchase price	N/A	N/A

(1) Based on bid's stated multiple range of 10.0x-12.0x EBITDA. First set of numbers listed corresponds to EBITDA with royalty payments added back, second set does not add back payments.
(2) Enterprise Value consists of \$50 million upfront consideration with a maximum potential \$25 million earn-out tied to performance to plan through FY 2023.
(3) 12/31/20E EBITDA of \$8.6 million.
(4) Based on an estimated net cash position at close of \$8 million.
(5) Share price on 8/10/20 was \$4.50.
(6) Share price on 3/2/20 (trading day prior to initial 13D filing after market close on 3/2/20) was \$1.34.

19

STIFEL

~ Included herein for illustrative purposes only; this analysis was not used by Stifel in calculating its valuation of AeroGrow ~ Market Check Process Evolution of Scotts’ Offers Since its original 13D filing on March 2nd, Scotts has submitted three proposals to the Special Committee to address its concerns as listed in the March 2nd 13D filing: Intellectual Property License Proposal (May 29, 2020) Scotts submitted this proposal under the premise that its licensed IP accounted for substantially all of AeroGrow’s value Scotts proposed that AeroGrow license its owned IP to Scotts in order for Scotts to assume control of AeroGrow’s operations and satisfy Scotts’ concern about AeroGrow’s prohibitive cost structure In exchange, Scotts would pay AeroGrow a 5% net sales royalty on most of AeroGrow’s product suite This would leave AeroGrow as a public shell that would distribute this royalty in a yearly dividend to shareholders Assuming (i) no haircut to management’s projections and (ii) 5% revenue growth beyond management’s projections, a DCF of this proposal yields a share price of approximately $1.33 at a zero net debt position Acquisition of Unowned AeroGrow Shares at $1.75 / Share (August 18, 2020) Scotts submitted a revised proposal on August 18, 2020 that proposed a payment of $1.75 per share for its unowned shares of the Company The value of the Scotts IP relative to third party offers was a key element of comparing the offers, though there was a question regarding how much of the third party value must be attributed to Scotts’ IP Acquisition of Unowned AeroGrow Shares at $3.00 / Share (October 1, 2020) Following further negotiation with Stifel and the Special Committee, Scotts submitted a revised proposal on October 1, 2020 (that was accepted and filed via a 13D on October 5, 2020) that proposed a payment of $3.00 per share for its unowned shares of the Company The Special Committee agreed to enter into a letter of intent with Scotts based on this offer STIFEL 20

~ Included herein for illustrative purposes only; this analysis was not used by Stifel in calculating its valuation of AeroGrow ~ Market Check Process Summary of Scotts LOI dated October 1, 2020 Structure: Merger of a wholly-owned acquisition subsidiary of Scotts with and into AeroGrow Consideration: AeroGrow shareholders (other than Scotts) will receive $3.00 per share in cash Financing Contingency: None Due Diligence: Confirmatory in nature Definitive Agreements: Merger Agreement and associated ancillary agreements (final approval required from both companies’ boards) Conditions and Approvals: Satisfactory completion of due diligence Execution of Definitive Agreements Receipt of all required governmental, regulatory and third-party approvals and consents Expiration of HSR waiting period (if applicable) Absence of any material adverse change in AeroGrow business or prospects Special Committee receipt of the Stifel fairness opinion Timing: Both sides to use commercially reasonable efforts to close the transaction by December 31, 2020 LOI Expiration Date: March 31, 2021 Exclusivity Period: Through November 15, 2020 at 5:00pm ET (extended only by mutual written agreement of both parties) STIFEL 21

III. Valuation STIFEL

Valuation Overview of Valuation AeroGrow Financials Base case financials used throughout analyses are management estimates A second Discounted Cash Flow analysis is performed on an “adjusted case” developed in conjunction with management, which reduces management growth estimates for annual core business revenue growth by 10% and annual Bloom revenue growth by 50% Comparable Public Companies Analysis Analysis of market valuations and implied trading statistics for selected publicly traded housewares companies Looked at multiples for both the aggregated set of comparable housewares companies, as well as for the subset of companies with an equity value of less than $500 million Stifel selected the 1st and 3rd quartile EBITDA multiples of publicly traded comparables’ CY2020 and CY2021 estimates and applied them to AeroGrow’s corresponding EBITDA figures to arrive at an implied enterprise value range EBITDA multiples are the relevant valuation metrics for the housewares and consumer products segments Precedent Transaction Analysis Analysis of selected comparable precedent transactions in the housewares sector Stifel applied the 1st and 3rd quartile multiples to AeroGrow’s LTM EBITDA to arrive at an implied enterprise value range Discounted Cash Flow Analysis Analysis utilizing the terminal multiple method and perpetuity growth method Present value of unlevered free cash flows Terminal values of 7.0x and 9.0x based on public comparable median forward year 2021 EBITDA multiple Perpetuity growth rate method utilizes long-term growth rates of 1.0% to 3.0% Range of discount rates based on weighted average cost of capital analysis of selected comparables STIFEL 23

Valuation

Implied Transaction Value at Scotts' Offer Price

Noteworthy Dates for Scotts Offer Price Comparison:

- 3/2/20: Scotts' original 13D (filed after market close)
- 6/23/20: Stifel hiring disclosure in 8-K (filed after market close)
- 7/30/20: Updated 13D stating Scotts' interest in discussing status of process with Stifel (filed before market open on 7/31)
- 8/18/20: Updated 13D disclosing Scotts' offer to acquire unowned shares for $1.75 per share (filed after market close)
- 10/5/20: Updated 13D disclosing execution of LOI to acquire unowned shares $3.00 per share (filed after market close)

Reference: VWAP [(1)]

- 30 day: $3.18
- 60 day: $3.82
- 90 day: $3.63

	($ in millions, except per share data)		Price as of 3/2/20	Price as of 6/23/20	Price as of 7/30/20	Price as of 8/18/20	Price as of 10/5/20	Scotts Offer Price
	Price per Share		**$1.34**	**$2.92**	**$3.98**	**$5.74**	**$3.00**	**$3.00**
	Premium to 3/2/20		-	-	-	-	-	*123.9%*
	Premium to 6/23/20		-	-	-	-	-	*2.9%*
	Premium to 7/30/20		-	-	-	-	-	*(24.6%)*
	Premium to 8/18/20		-	-	-	-	-	*(47.7%)*
	Premium to 10/5/20		-	-	-	-	-	*0.0%*
Implied Value	Shares Outstanding		34.3	34.3	34.3	34.3	34.3	34.3
	Equity Value		$46.0	$100.1	$136.6	$196.9	$103.0	$103.0
	Plus: Net Debt		(0.9)	(0.9)	(0.9)	(0.9)	(0.9)	(0.9)
	Enterprise Value		$45.1	$99.2	$135.7	$196.0	$102.1	$102.1
Multiples	**EV / EBITDA**	**Final Metric**						
	LTM 9/30/20	**$7.6**	6.0x	13.1x	17.9x	25.9x	13.5x	13.5x
	CY2020E	**$9.4**	4.8x	10.6x	14.5x	20.9x	10.9x	10.9x
	CY2021E	**$13.3**	3.4x	7.5x	10.2x	14.7x	7.7x	7.7x

Note: Assumes Net Debt of ($0.9M) and 34,328,036 shares outstanding to calculate a per share valuation based on implied Enterprise Value. CY2020E EBITDA includes actuals through 9/30/20.
(1) Source: Capital IQ as of 10/5/20.

24

STIFEL

Valuation Football Field Summary – Enterprise Value Basis ($ in millions) Comparable Public Companies Precedent Transactions Discounted Cash Flow CY2020E Housewares Overall CY2020E Housewares: Sub-$500M Equity Value CY2021E Housewares Overall CY2021E Housewares: Sub-$500M Equity Value Housewares Base Case Perpetuity Growth Base Case Terminal Multiple Adjusted Case Perpetuity Growth Adjusted Case Terminal Multiple Scotts LOI: $102.1 $58.9 $102.3 $48.9 $66.3 $65.8 $122.0 $59.7 $79.4 $56.3 $97.7 $65.5 $85.9 $118.3 $155.9 $53.1 $69.5 $96.7 $127.4 $40.00 $60.00 $80.00 $100.00 $120.00 $140.00 $160.00 Metric (1) EV / EBITDA 2020E Overall Housewares: 6.3x – 10.9x Sub-$500M Housewares: 5.2x – 7.1x PF Adj. CY2020E EBITDA: $9.4M EV / EBITDA 2021E Overall Housewares: 4.9x – 9.2x Sub-$500M Housewares: 4.5x – 6.0x PF Adj. CY2021E EBITDA: $13.3M EV / EBITDA LTM: 7.4x – 12.9x LTM Sep-20A PF Adj. EBITDA: $7.6M Long-Term Growth: 1.0% – 3.0% Terminal Multiple: 7.0x – 9.0x WACC: 14.0% – 16.0% Adjusted Case: Reduced revenue growth rates for Core Business by 10% and Bloom by 50% Note: Assumes Net Debt of ($0.9M) and 34,328,036 shares outstanding to calculate a per share valuation based on implied Enterprise Value. LTM metrics as of 9/30/20. (1) Multiple ranges are based on the 1st and 3rd quartiles of comparable public company estimates and precedent transaction multiples. STIFEL 25

Valuation

Football Field Summary – Per Share Basis


Scotts LOI: $3.00
Metric (1)
Comparable Public Companies
CY2020E Housewares Overall
$1.74
$3.01
CY2020E Housewares: Sub-$500M Equity Value
$1.45
$1.96
CY2021E Housewares Overall
$1.94
$3.58
CY2021E Housewares: Sub-$500M Equity Value
$1.77
$2.34
Precedent Transactions
Housewares
$1.67
$2.87
Discounted Cash Flow
Base Case Perpetuity Growth
$1.93
$2.53
Base Case Terminal Multiple
$3.47
$4.57
Adjusted Case Perpetuity Growth
$1.57
$2.05
Adjusted Case Terminal Multiple
$2.84
$3.74
$1.00
$2.00
$3.00
$4.00
$5.00
EV / EBITDA 2020E
Overall Housewares: 6.3x – 10.9x
Sub-$500M Housewares: 5.2x – 7.1x
PF Adj. CY2020E EBITDA: $9.4M
EV / EBITDA 2021E
Overall Housewares: 4.9x – 9.2x
Sub-$500M Housewares: 4.5x – 6.0x
PF Adj. CY2021E EBITDA: $13.3M
EV / EBITDA LTM: 7.4x – 12.9x
LTM Sep-20A PF Adj. EBITDA: $7.6M
Long-Term Growth: 1.0% – 3.0%
Terminal Multiple: 7.0x – 9.0x
WACC: 14.0% – 16.0%
Adjusted Case:
Reduced revenue growth rates for Core Business by 10% and Bloom by 50%

Note: Assumes Net Debt of ($0.9M) and 34,328,036 shares outstanding to calculate a per share valuation based on implied Enterprise Value. LTM metrics as of 9/30/20.
(1) Multiple ranges are based on the 1st and 3rd quartiles of comparable public company estimates and precedent transaction multiples.

26

STIFEL

Valuation

Housewares Comparable Public Companies: Trading Metrics

($ in millions, except per share values)

	Stock Price		Market Value		Valuation Multiples									Growth Metrics	
		% 52-wk	Equity	Enterprise	EV / Revenue			EV / EBITDA			P/E			PEG	LT EPS
Housewares: Above $500M Equity Value	**11/9/20**	**High**	**Value**	**Value**	**LTM**	**CY2020E**	**CY2021E**	**LTM**	**CY2020E**	**CY2021E**	**LTM**	**CY2020E**	**CY2021E**	**2021E**	**Growth**
Whirlpool	$180.69	87.2%	$11,302	$13,944	0.7x	0.7x	0.7x	6.7x	6.3x	6.0x	10.7x	10.0x	9.5x	1.10	8.6%
Newell Brands	19.11	91.9%	8,108	13,672	1.5x	1.5x	1.4x	12.0x	10.8x	9.8x	4.9x	11.3x	11.7x	2.57	4.5%
SEB SA	169.07	93.3%	8,482	10,824	1.4x	1.3x	1.2x	11.4x	11.7x	9.9x	15.8x	25.4x	17.5x	2.46	7.1%
Helen of Troy	187.42	86.1%	4,752	4,903	2.6x	2.5x	2.5x	14.3x	14.5x	13.7x	16.8x	16.7x	16.7x	1.53	10.9%
Spectrum Brands	60.90	90.8%	2,622	4,847	1.3x	1.3x	1.2x	8.5x	8.5x	8.2x	10.0x	14.9x	13.7x	0.86	15.9%
Breville Group	20.12	93.0%	2,795	2,706	4.1x	3.6x	3.2x	28.2x	NM	22.3x	NM	48.1x	40.4x	3.91	10.3%
Central Garden & Pet	38.66	86.3%	1,967	2,153	0.8x	0.8x	0.8x	7.7x	9.0x	9.0x	12.8x	18.3x	17.8x	2.54	7.0%
Tupperware Brands	27.23	79.1%	1,337	1,957	1.2x	1.2x	1.1x	9.5x	6.2x	4.9x	9.8x	8.7x	8.2x	0.82	10.0%
1st Quartile	**$25.45**	**86.2%**	**$2,458**	**$2,568**	**1.0x**	**1.0x**	**0.9x**	**8.1x**	**7.4x**	**7.1x**	**9.9x**	**10.7x**	**10.6x**	**1.04**	**7.1%**
Mean	**$87.90**	**88.5%**	**$5,171**	**$6,876**	**1.4x**	**1.3x**	**1.3x**	**10.0x**	**9.6x**	**8.8x**	**11.6x**	**15.0x**	**13.6x**	**1.97**	**9.3%**
Median	**$49.78**	**89.0%**	**$3,773**	**$4,875**	**1.3x**	**1.3x**	**1.2x**	**9.5x**	**9.0x**	**9.0x**	**10.7x**	**14.9x**	**13.7x**	**1.99**	**9.3%**
3rd Quartile	**$171.97**	**92.1%**	**$8,202**	**$11,536**	**1.4x**	**1.4x**	**1.3x**	**11.7x**	**11.3x**	**9.8x**	**14.3x**	**17.5x**	**17.1x**	**2.55**	**10.5%**
Housewares: Sub-$500M Equity Value															
Dorel	$11.51	93.6%	$373	$739	0.3x	0.3x	0.3x	3.7x	4.0x	4.5x	20.1x	11.0x	14.0x	NA	NA
National Presto Industries	85.38	87.2%	599	469	1.4x	NA	NA	7.8x	NA	NA	12.5x	NA	NA	NA	NA
Lifetime Brands	10.38	82.6%	226	446	0.6x	0.6x	0.6x	6.4x	6.4x	6.0x	25.6x	17.6x	12.1x	0.93	13.0%
Noritake	28.75	61.9%	415	374	0.4x	0.4x	0.3x	5.5x	5.2x	4.2x	22.1x	NA	NA	NA	NA
Hamilton Beach Brands	20.36	81.4%	278	318	0.5x	NA	NA	8.0x	7.1x	7.1x	11.8x	9.3x	9.3x	NA	NA
Churchill China	14.65	54.7%	161	143	2.0x	2.8x	2.2x	10.7x	NM	NM	19.4x	NM	27.3x	NA	NA
Portmeirion	5.06	43.3%	71	69	0.6x	0.6x	0.6x	5.5x	11.2x	4.9x	20.8x	NM	10.6x	NA	NA
1st Quartile	**$10.94**	**58.3%**	**$194**	**$231**	**0.4x**	**0.4x**	**0.3x**	**5.5x**	**5.2x**	**4.5x**	**16.0x**	**10.1x**	**10.6x**	**0.93**	**13.0%**
Mean	**$25.16**	**72.1%**	**$303**	**$365**	**0.8x**	**0.9x**	**0.8x**	**6.8x**	**6.8x**	**5.3x**	**18.9x**	**12.6x**	**14.6x**	**0.93**	**13.0%**
Median	**$14.65**	**81.4%**	**$278**	**$374**	**0.6x**	**0.6x**	**0.6x**	**6.4x**	**6.4x**	**4.9x**	**20.1x**	**11.0x**	**12.1x**	**0.93**	**13.0%**
3rd Quartile	**$24.56**	**84.9%**	**$394**	**$457**	**1.0x**	**0.6x**	**0.6x**	**7.9x**	**7.1x**	**6.0x**	**21.4x**	**14.3x**	**14.0x**	**0.93**	**13.0%**
Overall 1st Quartile		**80.3%**	**$326**	**$410**	**0.6x**	**0.6x**	**0.6x**	**6.5x**	**6.3x**	**4.9x**	**11.0x**	**10.3x**	**10.3x**	**0.93**	**7.1%**
Overall Mean		**80.8%**	**$2,899**	**$3,838**	**1.1x**	**1.2x**	**1.1x**	**8.4x**	**8.4x**	**7.3x**	**15.2x**	**14.3x**	**14.0x**	**1.86**	**9.7%**
Overall Median		**86.3%**	**$1,337**	**$1,957**	**1.0x**	**1.0x**	**0.9x**	**7.9x**	**7.8x**	**6.5x**	**14.3x**	**13.1x**	**12.9x**	**1.53**	**10.0%**
Overall 3rd Quartile		**91.3%**	**$3,773**	**$4,875**	**1.4x**	**1.4x**	**1.3x**	**10.4x**	**10.9x**	**9.2x**	**19.9x**	**17.3x**	**16.9x**	**2.54**	**10.9%**

Source: Wall Street equity research, public filings, company press releases.
*Breville metrics are excluded in the Valuation Multiples as they are outliers.
Note: Share prices for Central Garden & Pet reflect common stock figures, and share prices for Dorel reflect class B share figures.

27

Valuation

Housewares Comparable Public Companies: Operating Metrics

($ in millions)

	Revenue			EBITDA			Net Income			Margin Data						
										Gross Profit	EBITDA			Net Income		
Housewares: Above $500M Equity Value	**LTM**	**CY2020E**	**CY2021E**	**LTM**	**CY2020E**	**CY2021E**	**LTM**	**CY2020E**	**CY2021E**	**CY2020E**	**LTM**	**CY2020E**	**CY2021E**	**LTM**	**CY2020E**	**CY2021E**
Whirlpool	$18,840	$19,186	$20,025	$2,074	$2,206	$2,317	$1,057	$1,128	$1,192	18.5%	11.0%	11.5%	11.6%	5.6%	5.9%	6.0%
Newell Brands	9,190	9,304	9,638	1,140	1,262	1,399	1,649	717	694	32.9%	12.4%	13.6%	14.5%	17.9%	7.7%	7.2%
SEB SA	7,727	8,098	8,683	951	924	1,096	535	335	485	37.9%	12.3%	11.4%	12.6%	6.9%	4.1%	5.6%
Helen of Troy	1,869	1,945	2,001	342	337	359	282	284	284	NA	18.3%	17.3%	17.9%	15.1%	14.6%	14.2%
Spectrum Brands	3,787	3,857	4,026	570	570	591	261	176	192	NA	15.1%	14.8%	14.7%	6.9%	4.6%	4.8%
Breville Group	657	744	839	96	106	121	52	58	69	NA	14.6%	14.3%	14.5%	7.9%	7.8%	8.3%
Central Garden & Pet	2,560	2,584	2,626	278	238	240	154	108	110	NA	10.9%	9.2%	9.1%	6.0%	4.2%	4.2%
Tupperware Brands	1,668	1,700	1,850	207	317	395	137	154	164	66.6%	12.4%	18.6%	21.4%	8.2%	9.1%	8.9%
1st Quartile	**$1,819**	**$1,884**	**$1,963**	**$260**	**$297**	**$329**	**$149**	**$142**	**$151**	**29.3%**	**12.0%**	**11.5%**	**12.4%**	**6.7%**	**4.5%**	**5.4%**
Mean	**$5,787**	**$5,927**	**$6,211**	**$707**	**$745**	**$815**	**$516**	**$370**	**$399**	**39.0%**	**13.4%**	**13.8%**	**14.5%**	**9.3%**	**7.2%**	**7.4%**
Median	**$3,173**	**$3,221**	**$3,326**	**$456**	**$454**	**$493**	**$272**	**$230**	**$238**	**35.4%**	**12.4%**	**13.9%**	**14.5%**	**7.4%**	**6.8%**	**6.6%**
3rd Quartile	**$8,093**	**$8,399**	**$8,922**	**$998**	**$1,009**	**$1,172**	**$666**	**$430**	**$537**	**45.1%**	**14.7%**	**15.4%**	**15.5%**	**9.9%**	**8.1%**	**8.4%**
Housewares: Sub-$500M Equity Value																
Dorel	$2,644	$2,646	$2,587	$197	$184	$165	$19	$34	$27	19.8%	7.5%	7.0%	6.4%	0.7%	1.3%	1.0%
National Presto Industries	325.7	NA	NA	60.1	NA	NA	47.8	NA	NA	NA	18.5%	NA	NA	14.7%	NA	NA
Lifetime Brands	737.7	747.0	756.6	69.3	69.3	74.7	8.8	12.9	18.6	36.0%	9.4%	9.3%	9.9%	1.2%	1.7%	2.5%
Noritake	1,060.5	1,015.4	1,083.2	67.7	71.6	88.1	18.7	NA	NA	NA	6.4%	7.1%	8.1%	1.8%	NA	NA
Hamilton Beach Brands	613.2	NA	NA	40.0	45.0	45.0	23.6	30.1	30.1	NA	6.5%	NA	NA	3.8%	NA	NA
Churchill China	72.5	51.2	66.4	13.4	5.3	10.9	8.3	1.6	5.9	NA	18.4%	10.3%	16.4%	11.5%	3.1%	8.9%
Portmeirion	118.7	107.6	118.0	12.7	6.2	14.1	3.4	0.3	6.7	NA	10.7%	5.8%	11.9%	2.9%	0.2%	5.7%
1st Quartile	**$222**	**$108**	**$118**	**$27**	**$16**	**$22**	**$9**	**$2**	**$7**	**23.9%**	**7.0%**	**7.0%**	**8.1%**	**1.5%**	**1.0%**	**2.1%**
Mean	**$796**	**$913**	**$922**	**$66**	**$64**	**$66**	**$18**	**$16**	**$18**	**27.9%**	**11.0%**	**7.9%**	**10.5%**	**5.2%**	**1.6%**	**4.5%**
Median	**$613**	**$747**	**$757**	**$60**	**$57**	**$60**	**$19**	**$13**	**$19**	**27.9%**	**9.4%**	**7.1%**	**9.9%**	**2.9%**	**1.5%**	**4.1%**
3rd Quartile	**$899**	**$1,015**	**$1,083**	**$68**	**$71**	**$85**	**$21**	**$30**	**$27**	**32.0%**	**14.6%**	**9.3%**	**11.9%**	**7.7%**	**2.1%**	**6.5%**
Overall 1st Quartile	**$635**	**$747**	**$839**	**$64**	**$70**	**$78**	**$19**	**$30**	**$27**	**23.1%**	**10.0%**	**9.2%**	**9.9%**	**3.4%**	**2.7%**	**4.6%**
Overall Mean	**$3,458**	**$3,999**	**$4,177**	**$408**	**$453**	**$494**	**$284**	**$234**	**$252**	**35.3%**	**12.3%**	**11.5%**	**13.0%**	**7.4%**	**5.4%**	**6.4%**
Overall Median	**$1,668**	**$1,945**	**$2,001**	**$197**	**$211**	**$202**	**$52**	**$108**	**$110**	**34.5%**	**12.3%**	**11.4%**	**12.6%**	**6.9%**	**4.4%**	**5.8%**
Overall 3rd Quartile	**$3,215**	**$3,857**	**$4,026**	**$456**	**$512**	**$542**	**$272**	**$284**	**$284**	**37.4%**	**14.8%**	**14.3%**	**14.7%**	**9.8%**	**7.7%**	**8.4%**

Source: Wall Street equity research, public filings, company press releases.

28

STIFEL

Valuation

Housewares Precedent Transactions

Date	Target	Buyer	Enterprise Value ($mm)	Enterprise Value / Revenue	Enterprise Value / EBITDA
Pending	Whirlpool China	Guangdong Galanz Household Appliances Manufacturing			
Pending	StoreBound	Groupe SEB			
Sep-20	Pacific Topsoils	GRO-Well Brands			
Jun-20	Meathly	MVP Holdings			
Sep-19	Furlong Mills Limited	Churchill China	$9.0	0.8x	6.7x
Aug-19	CAN SRL	Airxcel, Inc.			
Jul-19	Timber Industries	Samson Holding			
Jul-19	Nambe	Portmeirion	12.0	0.7x	10.9x
Jul-19	Nadir Figueiedo Industria e Comercio	Flamengo Participacoes			
Jun-19	Essco, Inc.	CapitalWorks			
Jun-19	United Solutions	Camber Holdings			
Jun-19	Royale Furniture Holdings	Science City			
May-19	Reddy Ice Corp.	Stone Canyon Industries			
May-19	D.W. Haber & Son	Steelite International			
May-19	Schulthess Maschinen	Hlvetica Capital			
May-19	Royal Sleep Products	Diamond Mattress Company			
Apr-19	SEMPA Sarl	Photo-Me International			
Mar-19	Flawless & Finishing Touch (IdeaVillage Products)	Church & Dwight Co., Inc.	900.0	5.0x	16.4x
Mar-19	Avanti Products	The Legacy Companies			
Mar-19	Instant Brands	Corelle Brands			
Feb-19	Standex Cooking Solutions Group	The Middlebay Corporation	106.1	1.5x	NA
Feb-19	Rexair Holdings, Inc.	Rhone Capital	235.0	1.9x	NA
Feb-19	Perennials and Sutherland	Acacia Partners			
Jan-19	Aquion, Inc.	Pentair			
Jan-19	Enviro Water Solutions, Inc.	Pentair			
Oct-18	McNeilly Furniture	Ison Furniture			
Sep-18	MTD Products (20% minority stake)	Stanley Black & Dekcer	1,170.0	0.5x	NA
Aug-18	SodaStream International	PepsiCo, Inc.	3,221.7	5.9x	31.1x
Jul-18	Capital Brands (Magic Bullet)	Centre Lane Partners			
May-18	Vornado Air, LLC	ThreeSixty Group			
Jan-18	Global Battery and Lighting Business (Spectrum Brands, Inc.)	Energizer Holdings, Inc.	2,000.0	2.3x	11.8x
Dec-17	Filament Brands	Lifetime Brands, Inc.	313.0	1.8x	6.3x
Jul-17	Water Pik, Inc.	Church & Dwight Co., Inc.	1,033.0	3.9x	12.9x
Apr-17	World Kitchen	Cornell Capital LLC			
Jan-17	Craftsman (Sears)	Stanley Black & Decker, Inc.	900.0	4.5x	NA
Dec-16	Tablewerks, Inc.	Steelite International			
Nov-16	Lasko Products, Inc.	Comvest Partners			

Source: Press releases, company filings, Capital IQ and Mergermarket.

29

STIFEL

Valuation

Housewares Precedent Transactions (cont'd)

Date	Target	Buyer	Enterprise Value ($mm)	Enterprise Value / Revenue	Enterprise Value / EBITDA
Oct-16	Jemella Limited (hair straighteners, hair dryers, curlers)	Coty Inc.	511.8	2.4x	NA
Oct-16	Tools Business (Newell Brands Inc.)	Stanley Black & Decker, Inc.	1,950.0	2.6x	13.0x
Oct-16	Copco (Wilton Industries, Inc.)	Lifetime Brands, Inc.			
Jan-16	Haier US Appliance Solutions, Inc.	Qingdao Haier Co., Ltd.	5,600.0	0.9x	8.2x
Dec-15	Jarden Corp.	Newell Rubbermaid Inc. (nka:Newell Brands Inc.)	17,957.0	2.2x	21.6x
Oct-15	Visant Holding Corp. (Jostens Holding Corp.)	Jarden Corp.	1,500.0	1.8x	7.4x
Jul-15	Aga Rangemaster Group plc	The Middleby Corporation	200.0	0.5x	9.1x
Jun-15	Beko plc	Arçelik Anonim Sirketi			
Nov-14	Duracell International, Inc.	Berkshire Hathaway Inc.	4,724.5	NA	7.0x
Sep-14	BSH Hausgeräte GmbH	Robert Bosch GmbH	8,467.2	0.6x	6.5x
Jul-14	Fagor Electrodomésticos, S.Coop. Ltda.	Cata Electrodomésticos S.L.			
Jul-14	Rexair Holdings, Inc.	Sunbeam Products, Inc.			
Jul-14	Whirlpool EMEA S.p.A.	Whirlpool Corporation			
Sep-13	Yankee Candle Investments LLC	Jarden Corp.	1,750.0	2.1x	8.6x
Jun-13	Water Pik, Inc.	MidOcean Partners			
Feb-13	Jemella Limited (hair straighteners, hair dryers, curlers)	Lion Capital LLP			
Dec-12	Viking Range, LLC	The Middleby Corporation	380.0	1.9x	NA
Dec-12	Bradshaw International, Inc.	ONCAP			
Nov-12	Zelmer Spolka Akcyjna	BSH Sprzet Gospodarstwa Domowego Sp. z o.o.			
Oct-12	Hardware and Home Improvement Group (Stanley Black & Decker, Inc.)	Spectrum Brands, Inc.	1,400.0	1.4x	7.4x
Apr-12	Braun (Procter & Gamble Co.)	De'Longhi S.p.A.	279.7	1.1x	7.6x
Dec-10	Quickie Manufacturing Corporation	Jarden Corp.			
Dec-10	Kaz Inc.	Helen of Troy Limited			
Aug-10	OBH Nordica A/S	Triton			
Jul-10	The Ames Companies, Inc.	Clopay Ames True Temper Holding Co.			
Feb-10	Russell Hobbs, Inc.	Spectrum Brands Holdings, Inc.	675.0	0.8x	NA
1st Quartile			**$304.7**	**0.9x**	**7.4x**
Mean			**$2,304.0**	**2.0x**	**11.3x**
Median			**$966.5**	**1.8x**	**8.6x**
3rd Quartile			**$1,962.5**	**2.3x**	**12.9x**

Source: Press releases, company filings, CapitalIQ and Mergermarket.

30

STIFEL

Valuation Discounted Cash Flow Analysis (Base Case) ($ in millions, except per share values) Projected Cash Flow Calendar Year Ended December 31, 2021E 2022P 2023P 2024P 2025P Net Revenue $105.7 $151.9 $159.5 $167.5 $175.9 % Growth 41.4% 43.8% 5.0% 5.0% 5.0% PF Adj. EBITDA $13.3 $23.2 $24.3 $25.5 $26.8 % Margin 12.6% 15.3% 15.3% 15.3% 15.3% Less: D&A (1) $1.2 $1.2 $1.5 $1.6 $1.7 EBIT $12.1 $22.0 $22.8 $23.9 $25.1 Less: Taxes @ 23.5% ($2.8) ($5.2) ($5.4) ($5.6) ($5.9) Less: Change in Net Working Capital (2) (5.2) (7.5) (7.9) (8.3) (8.7) Less: Capex (3) (0.9) (0.9) (0.9) (0.9) (0.9) Plus: D&A 1.2 1.2 1.5 1.6 1.7 Unlevered Free Cash Flow $4.4 $9.7 $10.3 $10.8 $11.4 Weighted-Average Cost of Capital 14.8% PV of Annual Cash Flows $3.8 $7.3 $6.8 $6.2 $5.7 Total $29.9 Terminal Multiple Method Terminal Multiple 8.0x Terminal Value $214.6 PV of Terminal Value $107.6 PV of Annual Cash Flows 29.9 Total Enterprise Value $137.5 Less: 9/30/20 Net Debt (0.9) Total Equity Value $138.4 Divided by: Shares Outstanding 34.3 Implied Share Price $4.03 Perpetuity Growth Method Long-Term Growth 2.0% Terminal Value $90.7 PV of Terminal Value $45.5 PV of Annual Cash Flows 29.9 Total Enterprise Value $75.4 Less: 9/30/20 Net Debt (0.9) Total Equity Value $76.3 Divided by: Shares Outstanding 34.3 Implied Share Price $2.22 Sensitivity Analysis Terminal Multiple Method Discount Rate Exit Multiple 7.0x 7.5x 8.0x 8.5x 9.0x 17.0% $3.34 $3.52 $3.70 $3.88 $4.06 16.0% $3.47 $3.66 $3.85 $4.03 $4.22 15.0% $3.61 $3.81 $4.00 $4.19 $4.39 14.0% $3.76 $3.96 $4.16 $4.37 $4.57 13.0% $3.91 $4.12 $4.33 $4.55 $4.76 Perpetuity Growth Method Discount Rate Long-Term Growth Rate 1.0% 1.5% 2.0% 2.5% 3.0% 17.0% $1.80 $1.84 $1.88 $1.92 $1.96 16.0% $1.93 $1.98 $2.02 $2.07 $2.12 15.0% $2.08 $2.13 $2.19 $2.25 $2.31 14.0% $2.26 $2.32 $2.38 $2.45 $2.53 13.0% $2.46 $2.53 $2.61 $2.70 $2.80 Source: Management projections. (1) Holds constant at ~1.0% of Net Revenue (average of 2021E and 2022E D&A margin from management). (2) Calculated at 4.9% of Net Revenue (historical average). (3) Holds constant at $858,000 (historical average). STIFEL 31

Valuation Discounted Cash Flow Analysis (Adjusted Case) ($ in millions, except per share values) Projected Cash Flow Calendar Year Ended December 31, 2021E 2022P 2023P 2024P 2025P Net Revenue $98.2 $126.3 $131.8 $137.5 $143.4 % Growth 31.4% 28.7% 4.3% 4.3% 4.3% PF Adj. EBITDA $12.4 $19.3 $20.1 $21.0 $21.9 % Margin 12.6% 15.3% 15.3% 15.3% 15.3% Less: D&A (1) $1.1 $1.0 $1.3 $1.3 $1.4 EBIT $11.3 $18.3 $18.8 $19.7 $20.5 Less: Taxes @ 23.5% ($2.6) ($4.3) ($4.4) ($4.6) ($4.8) Less: Change in Net Working Capital (2) (4.8) (6.2) (6.5) (6.8) (7.1) Less: Capex (3) (0.9) (0.9) (0.9) (0.9) (0.9) Plus: D&A 1.1 1.0 1.3 1.3 1.4 Unlevered Free Cash Flow $4.0 $7.9 $8.3 $8.7 $9.1 Weighted-Average Cost of Capital 14.8% PV of Annual Cash Flows $3.5 $6.0 $5.5 $5.0 $4.6 Total $24.6 Terminal Multiple Method Terminal Multiple 8.0x Terminal Value $175.0 PV of Terminal Value $87.7 PV of Annual Cash Flows 24.6 Total Enterprise Value $112.3 Less: 9/30/20 Net Debt (0.9) Total Equity Value $113.2 Divided by: Shares Outstanding 34.3 Implied Share Price $3.30 Perpetuity Growth Method Long-Term Growth 2.0% Terminal Value $72.7 PV of Terminal Value $36.5 PV of Annual Cash Flows 24.6 Total Enterprise Value $61.0 Less: 9/30/20 Net Debt (0.9) Total Equity Value $62.0 Divided by: Shares Outstanding 34.3 Implied Share Price $1.81 Sensitivity Analysis Terminal Multiple Method Discount Rate Exit Multiple 7.0x 7.5x 8.0x 8.5x 9.0x 17.0% $2.74 $2.88 $3.03 $3.17 $3.32 16.0% $2.84 $3.00 $3.15 $3.30 $3.45 15.0% $2.96 $3.12 $3.27 $3.43 $3.59 14.0% $3.07 $3.24 $3.41 $3.57 $3.74 13.0% $3.20 $3.37 $3.55 $3.72 $3.89 Perpetuity Growth Method Discount Rate Long-Term Growth Rate 1.0% 1.5% 2.0% 2.5% 3.0% 17.0% $1.47 $1.50 $1.53 $1.56 $1.60 16.0% $1.57 $1.61 $1.64 $1.68 $1.72 15.0% $1.69 $1.73 $1.78 $1.82 $1.87 14.0% $1.83 $1.88 $1.93 $1.99 $2.05 13.0% $1.99 $2.05 $2.12 $ 2.19 $2.27 Source: Management projections. Note: Adjusted case haircuts core business revenue growth by 10%, haircuts Bloom revenue growth by 50%, and maintains EBITDA margins. (1) Holds constant at ~1.0% of Net Revenue (average of 2021E and 2022E D&A margin from management). (2) Calculated at 4.9% of Net Revenue (historical average). (3) Holds constant at $858,000 (historical average). STIFEL 32

Valuation

Weighted Average Cost of Capital Analysis

($ in millions)

Comparable Public Companies					
Company Name	Total Debt [(1)]	Market Cap [(2)]	Debt / Equity	Levered 5 Year Beta	Unlevered Beta
Whirlpool	$5,263.0	$11,301.6	46.6%	2.04	1.51
SEB	4,354.7	8,481.6	51.3%	0.94	0.67
Newell Brands	6,183.0	8,108.4	76.3%	0.95	0.60
Helen of Troy	300.1	4,751.7	6.3%	0.97	0.93
Breville	--	2,795.0	--	0.73	0.73
Spectrum Brands	2,691.1	2,622.1	102.6%	1.91	1.07
Central Garden & Pet	694.0	1,966.8	35.3%	0.73	0.58
Tupperware Brands	768.1	1,337.5	57.4%	3.32	2.31
National Presto	--	599.5	--	0.77	0.77
Noritake	47.3	414.5	11.4%	1.24	1.14
Hamilton Beach	41.8	278.3	15.0%	1.45	1.30
Lifetime Brands	283.2	226.0	125.4%	1.20	0.61
Churchill China	--	161.5	--	1.41	1.41
Portmeirion	14.8	70.7	20.9%	1.40	1.21
Median			**28.1%**	**1.22**	**1.00**

Assumptions	
Cost of Debt [(3)]	10.0%
Tax Rate [(4)]	23.5%
Risk Free Return [(5)]	1.51%
Risk Premium [(6)]	7.2%
Size Premium [(6)]	6.6%

Cost of Capital	
Cost of Equity	
Relevered Beta	1.21
Cost of Equity	***16.8%***
Cost of Debt	
After-Tax Cost of Debt	***7.7%***

Weighted Average Cost of Capital	
WACC	***14.8%***

Source: Public filings, Capital IQ.
(1) As of most recent public filings. Excludes leases.
(2) As of 11/9/20.
(3) Reflects AeroGrow's current cost of debt.
(4) Reflects AeroGrow's current tax rate.
(5) 20-Year U.S. Treasury rate, 11/9/20.
(6) Per Duff & Phelps 2020 Valuation Guide.

33

STIFEL